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EXHIBIT 11.1

                           PICO PRODUCTS, INC.
                     COMPUTATION OF PER SHARE EARNINGS
                YEARS ENDED JULY 31, 1997 AND 1996 AND 1995

                    (IN THOUSANDS EXCEPT PER SHARE DATA)

                                         1997      1996      1995
                                       --------  -------   -------
Net income (loss) attributable
  to common stock                      $(5,972)  $  (400)   $  526

Net income (loss) used to compute
  fully diluted earnings
  per share                            $(5,972)  $  (400)   $  526
                                       --------  -------   -------
Primary earnings (loss) per share:
  Weighted average number
     of common shares outstanding        4,113     3,798     3,636

  Dilutive effect of stock options
     and warrants after application
     of treasury stock method               -       -          604
                                       --------  -------   -------
  Number of shares used to compute
     primary earnings per share          4,113     3,798     4,240

Primary earnings (loss) per share     $  (1.45)  $ (0.11)   $ 0.12
                                       --------  -------   -------
                                       --------  -------   -------
Fully diluted earnings (loss) per share:

  Weighted average number
     of common share outstanding         4,113     3,798     3,636

  Dilutive effect of stock options
     and warrants after application
     of treasury stock method               -       -          604
                                       --------  -------   -------

  Number of shares used to compute
     fully diluted earnings per share    4,113     3,798     4,240

Fully diluted earnings (loss) per share $(1.45)  $ (0.11)  $  0.12
                                       --------  -------   -------
                                       --------  -------   -------